As filed with the Securities and Exchange Commission on May 30, 2014

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	21- 0682685 (I.R.S. Employer Identification No.)
520 Fellowship Road, Suite A114 Mt. Laurel, NJ (Address of Principal Executive Offices)	08054 (Zip Code)

2008 Incentive Stock Plan
(Full title of the plan)

William T. Fejes, Jr.
Chief Executive Officer
SL Industries, Inc.
520 Fellowship Road, Suite A114
Mt. Laurel, NJ 08054
(Name and address of agent for service)

(856) 727-1500
(Telephone number, including area code, of agent for service)

Copy to:
Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company X

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, $.20 par value per share.	50,000 shares of common stock	$29.475	$1,473,750	$189.82

(1)
Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2008 Incentive Stock Plan (the “Plan”).

(2)	The number of shares available for grant under the Plan has been increased from 450,000 to 500,000.
(3)
Pursuant to Rule 457(h) under the Securities Act of 1933, the maximum offering price is calculated by using  $29.475 per share, the average of the high and low prices of the Registrant's common shares on the NYSE MKT LLC on May 27, 2014.

EXPLANATORY NOTE

SL Industries, Inc. (the “Company”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register an additional 50,000 shares of its common stock, $0.20 par value per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Company’s 2008 Incentive Stock Plan, as amended as of May 12, 2014 (the “Plan”).  On May 12, 2014, the stockholders of the Company approved an amendment to the Plan to, among other things, increase the number of shares of Common Stock authorized for issuance thereunder from 450,000 shares to 500,000 shares.

A registration statement on Form S-8 (Registration No. 333-153026) was filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 14, 2008, registering the initial 315,000 shares of Common Stock authorized for issuance pursuant to the terms of, and in the manner set forth in, the Plan (the “2008 Registration Statement”).  On July 29, 2011, the Company filed with the Commission a registration statement on Form S-8 (Registration No. 333-175908) registering an additional 135,000 shares of Common Stock for issuance pursuant to the terms of, and in the manner set forth in, the Plan (the “2011 Registration Statement”).  On June 20, 2013, in connection with the Company’s reincorporation in Delaware, the Company filed with the Commission a Post-Effective Amendment No. 1 to Form S-8 Registration Statement amending the 2008 Registration Statement (Registration No. 333-153026)  and the 2011 Registration Statement (Registration No. 333-175908)  (collectively, the “Post-Effective Amendments”).  The 2008 Registration Statement, the 2011 Registration Statement and the Post-Effective Amendments are collectively referred to herein as the “Prior Registration Statements”.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities.  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 19, 2014;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed on May 2, 2014;

3.
Our Current Reports on Form 8-K filed on March 6, 2014 and May 15, 2014 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

4.
The description of the securities contained in the Company’s registration statement on Form 8-A/A filed on June 20, 2013, under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby have been passed upon by Olshan Frome Wolosky LLP, New York, New York.  One or more members of such firm own shares of our Common Stock.

Item 8.  Exhibits.

See the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Laurel, State of New Jersey on the 30th day of May, 2014.

SL INDUSTRIES, INC.

By:	/s/ William T. Fejes, Jr.
William T. Fejes, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William T. Fejes, Jr. and Louis J. Belardi his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glen M. Kassan	Chairman of the Board	May 30, 2014
Glen M. Kassan

/s/ William T. Fejes, Jr.	President and Chief Executive Officer	May 30, 2014
William T. Fejes, Jr.	(Principal Executive Officer)

/s/ Louis J. Belardi	Chief Financial Officer, Treasurer and	May 30, 2014
Louis J. Belardi	Secretary (Principal Financial and Accounting Officer)

/s/ Avrum Gray	Director	May 30, 2014
Avrum Gray

/s/ Warren G. Lichtenstein	Director	May 30, 2014
Warren G. Lichtenstein

/s/ James A. Risher	Director	May 30, 2014
James A. Risher

/s/ Mark E. Schwartz	Director	May 30, 2014
Mark E. Schwartz

Exhibit Index

Exhibit No.	Exhibit Description
4.1*	2008 Incentive Stock Plan, as amended.
4.2
Form of Restricted Stock Unit Grant Letter and Agreement (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-175908) filed with the Securities and Exchange Commission on July 29, 2011).

4.3*	Form of Restricted Shares Agreement.
5.1*	Opinion of Olshan Frome Wolosky LLP.
23.1*	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP.
23.2*	Consent of Olshan Frome Wolosky LLP (included in its opinion filed herewith as Exhibit 5.1).
24*	Powers of Attorney (included on the signature page to this Registration Statement).
_____________
* Filed herewith.